Exhibit 99.2

Balance Sheet for IN Media
as of July 31,2009

Assets

Cash	$35
Accounts Receivables	0

Total Current Assets	35

Other Assets
Numerity Software license	415,000

Total Assets	415,035

Liabilities and Equity

Current Liabilities
Consulting Fees Payable	280,000

Total Current Liabilities	280,000

Long Term Liabilities
Numerity Contract	415000

Total Liabilities	695,000

Equity
Common Stock	51231
Additional Paid in Capital	184769
Opening Balance Equity	(280,000)
Retained Earnings	(50,965)
Net Income	(185,000)

Total Equity	(279,965)

Total Liabilities and Equity	$415,035

In Media Statement of Operations
July 31, 2009 YTD

	2009	2008

Income	$0	$0
Gross Sales	0	0

Total Income	0	0

Expenses

General and Administrative	100	65
Management Fees	27,000	24,000
Software Expense	100,000	84,600

Total Expenses	127,100	108,665

Net Income	$(127,100)	$(108,665)